Exhibit 99.1

PRESS RELEASE

For more information:

Caroline Allen:	(617) 424-2460
Michael Durand:	(508) 441-5831
Evening and weekends:	(617) 541-7888

NSTAR and Attorney General Reilly Agree to Rate Cut

For NSTAR Electric and Gas Customers

Plan Also Provides for New Service and Reliability Programs

(Boston, MA; December 6, 2005) In an effort to bring critical relief to customers feeling the strain of high global energy prices, Attorney General Tom Reilly, NSTAR Electric and Gas, the Associated Industries of Massachusetts, and the Low-Income Energy Affordability Network have reached a settlement for a $20 million rate cut for NSTAR electric customers effective January 1, 2006. If the Attorney General’s settlement is approved by the Department of Telecommunications and Energy (DTE), electric delivery rates would be lowered by $20 million, and then frozen for the next 7 years. For NSTAR gas customers, the settlement proposes a temporary rate relief of $18 million beginning January 2006.

“I’m very proud of the fact that NSTAR has not raised distribution rates in more than 10 years and now we’re coming to our customers with a plan to bring them immediate relief at a time when many desperately need the break,” said Thomas J. May, Chairman, President and CEO of NSTAR. “Though we cannot control the rising price of energy in the global market, we at NSTAR are committed to doing all we can to make the current situation more bearable for our customers.”

The settlement also has a number of other features designed to bolster customer service and system reliability. These include the creation of a debt forgiveness program for low income customers, the revision of certain NSTAR power purchasing practices to provide greater stability for energy prices paid by residential customers, and the adoption of performance incentives and penalties. The settlement also provides for NSTAR to spend $10 million on new safety and reliability initiatives, including a comprehensive manhole inspection, repair and upgrade program.

The broad-based coalition reached the settlement as an alternative to an electric rate increase initially proposed by NSTAR. In today’s filing, NSTAR presented documents justifying an electric base rate increase of $89 million based on more than $2 billion invested in its electric system over the last 10 years. However, in order to provide rate relief to customers who are already facing extraordinarily high energy prices, NSTAR has agreed to adopt a non-traditional rate plan. Under the settlement, NSTAR volunteered to forego current recovery of certain costs until later years, when those costs can be collected without raising customer prices.

“This proposal would reduce customers’ monthly bills, while allowing us to push ahead with important system improvements,” said May. “Bottom line: customers will see both improved service and lower monthly bills.”

The settlement must be approved by the Massachusetts Department of Telecommunications and Energy before taking effect. Backers of the agreement are seeking approval by year end to allow customers to realize lower bills in January, typically the winter month during which electric and gas bills are highest.

NSTAR Electric and Gas transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including over one million electric customers in 81 communities and nearly 300,000 gas customers in 51 communities. For more information go to: www.nstaronline.com.